SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934



Filed by the Registrant    [X]

Filed by Party other than the Registrant    [  ]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          SYNERGY RESOURCES CORPORATION
                     -------------------------------------
                (Name of Registrant as Specified In Its Charter)


                    William T. Hart - Attorney for Registrant
                     ---------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6
    (i)(3)

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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


                          SYNERGY RESOURCES CORPORATION
                                20203 Highway 60
                              Platteville, CO 80651
                                 (970) 737-1073

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD July __, 2013

To the Shareholders:

     Notice is hereby given that Synergy Resources Corporation's (the "Company") annual meeting of the shareholders will be held at the Embassy Suites, 4705 Clydesdale Parkway, Loveland, Colorado 80538 on July __, 2013, at 10:00am. Mountain Daylight Time, for the following purposes:

(1) To elect the directors who shall constitute the Company's Board of Directors for the ensuing year;

(2) To approve an amendment to the Company's Articles of Incorporation such that the number of shares the Company is authorized to issue would be increased from 100,000,000 shares of common stock to 200,000,000 shares of common stock;

(3) To approve an amendment to the Company's Articles of Incorporation to provide that the presence of one-third of the votes to be cast on any matter by a voting group constitutes a quorum of that voting group for action on the matter;

(4) To approve an amendment to the Company's Non-Qualified Stock Option Plan such that the shares of common stock that may be issued upon the exercise of options granted pursuant to the Plan will be increased from 2,000,000 shares to 5,000,000 shares;

(5) To ratify the amended terms of options held by two limited liability companies controlled by two of the Company's officers and directors such that the expiration date of the previously issued options would be extended to June 1, 2016;

(6) To approve the issuance of shares of our common stock to George Seward for his assistance in helping the Company acquire oil and gas leases;

(7) to ratify the appointment of EKS&H LLLP as the Company's independent registered public accounting firm for the fiscal year ending August 31, 2013;

     to transact such other business as may properly come before the meeting.

     May 22, 2013 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting. Shareholders are entitled to one vote for each share held. As of May 22, 2013 there were 55,236,616 issued and outstanding shares of the Company's common stock.

     The Company's Board of Directors recommends that the Company's shareholders vote in favor of the nominees to the board of directors and proposals (2) through (7).

                                    SYNERGY RESOURCES CORPORATION


June __, 2013                       Edward Holloway
                                    Chief Executive Officer





























      PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ATTACHED PROXY CARD,
                    AND SIGN, DATE AND RETURN THE PROXY CARD.
                    TO SAVE THE COST OF FURTHER SOLICITATION,
                              PLEASE VOTE PROMPTLY

                          SYNERGY RESOURCES CORPORATION
                                20203 Highway 60
                   placeCityPlatteville, addressCO Street80651
                                 (970) 737-1073

                                 PROXY STATEMENT


     The accompanying proxy is solicited by the Company's directors for voting at the annual meeting of shareholders to be held on July __, 2013, and at any and all adjournments of such meeting. If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the annual meeting of shareholders. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address shown above or in person at the time of the meeting. Additionally, any later dated proxy will revoke a previous proxy from the same shareholder. This proxy statement was posted on the Company's website on or about June __, 2013.

     There is one class of capital stock outstanding. Provided a quorum consisting of a majority of the shares entitled to vote is present at the meeting or by proxy, the affirmative vote of a majority of the shares of common stock voting in person or by proxy is required to elect directors and adopt other proposals to come before the meeting. Cumulative voting is not permitted.

     Shares of the Company's common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the annual meeting. "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority. Abstentions and broker non-votes will not be counted as having voted against the proposals to be considered at the meeting.

PRINCIPAL SHAREHOLDERS

     The following table lists, as of May 22, 2013, the shareholdings of (i) each person owning beneficially 5% or more of the Company's common stock (ii) each officer who received compensation in excess of $100,000 during the Company's most recent fiscal year and (iii) all officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

Name                               Number of Shares (1)    Percent of Class (2)
----                               ----------------        ----------------

Edward Holloway                      3,760,909 (3)               6.7%
William E. Scaff, Jr.                3,760,909 (4)               6.7%
Frank L. Jennings                      174,000                   0.3%
Rick A. Wilber                         536,700                   1.0%
Raymond E. McElhaney                   245,725                   0.4%
Bill M. Conrad                         247,225                   0.4%
R.W. Noffsinger, III                   288,425                   0.5%
George Seward                        1,573,707                   2.9%
Wayne L. Laufer                      3,381,000                   6.1%
Orr Energy, LLC                      3,1284,22                   5.7%

All officers and directors as a group10,587,600                 18.5%
    (8 persons)

(1) Share ownership includes shares issuable upon the exercise of options or warrants, all of which are exercisable by August 31, 2013, held by the persons listed below. Share ownership excludes options which expired prior to the date of this proxy.

                              Share Issuable Upon
                                 Exercise of          Option          Expiration
     Name                     Options or Warrants   Exercise Price        Date
     ----                     -------------------   --------------    ----------

Edward Holloway                 1,000,000              $  1.00            6-1-16
     William E. Scaff, Jr.      1,000,000              $  1.00            6-1-16
     Frank L. Jennings            100,000              $  4.40            3-7-21
     George Seward                387,500              $  6.00          12-31-14
     Wayne L. Laufer              275,000              $  6.00          12-31-14

(2) Computed based upon 55,236,616 shares of common stock outstanding as of May 22, 2013.

(3) Shares are held of record by various trusts and limited liability companies controlled by Mr. Holloway.

(4) Shares are held of record by various trusts and limited liability companies controlled by Mr. Scaff.


ELECTION OF DIRECTORS

     Unless the proxy contains contrary instructions, it is intended that the proxies will be voted for the election of the current directors listed below to serve as members of the Board of Directors until the next annual meeting of shareholders and until their successors shall be elected and shall qualify.

     All current directors have consented to stand for re-election. In case any nominee shall be unable or shall fail to act as a director by virtue of an unexpected occurrence, the proxies may be voted for such other person or persons as shall be determined by the persons acting under the proxies in their discretion.

     The Company's officers and directors are listed below. The Company's directors are generally elected at its annual shareholders' meeting and hold office until the next annual shareholders' meeting, or until their successors are elected and qualified. The Company's executive officers are elected by its directors and serve at their discretion.

Name                         Age    Position

Edward Holloway               61    President, Principal Executive Officer
                                    and Director
William E. Scaff, Jr.         56    Executive Vice President, Secretary,
                                    Treasurer and Director
Frank L. Jennings             62    Principal Financial and Accounting Officer
Rick A. Wilber                66    Director
Raymond E. McElhaney          56    Director
Bill M. Conrad                56    Director
R.W. Noffsinger, III          38    Director
George Seward                 63    Director

     The principal occupations of the Company's officers and directors during the past several years are as follows:

Edward Holloway - Mr. Holloway has been an officer and director since September 2008 and was an officer and director of our predecessor between June 2008 and September 2008. Mr. Holloway co-founded Cache Exploration Inc., an oil and gas exploration and development company. In 1987, Mr. Holloway sold the assets of Cache Exploration to LYCO Energy Corporation. He rebuilt Cache Exploration and sold the entire company to Southwest Production a decade later. In 1997, Mr. Holloway co-founded, and since that date has co-managed, Petroleum Management, LLC, a company engaged in the exploration, operations, production and distribution of oil and natural gas. In 2001, Mr. Holloway co-founded, and since that date has co-managed, Petroleum Exploration and Management, LLC, a company engaged in the acquisition of oil and gas leases and the production and sale of oil and natural gas. Mr. Holloway holds a degree in Business Finance from the University of Northern Colorado and is a past president of the Colorado Oil and Gas Association.

William E. Scaff, Jr. - Mr. Scaff has been an officer and director since September 2008 and was an officer and director of our predecessor between June 2008 and September 2008. Between 1980 and 1990, Mr. Scaff oversaw financial and credit transactions for Dresser Industries, a Fortune 50 oilfield equipment company. Immediately after serving as a regional manager with TOTAL Petroleum between 1990 and 1997, Mr. Scaff co- founded, and since that date co-managed, Petroleum Management, LLC, a company engaged in the exploration, operations, production and distribution of oil and natural gas. In 2001, Mr. Scaff co-founded, and since that date has co-managed, Petroleum Exploration and Management, LLC, a company engaged in the acquisition of oil and gas leases and the production and sale of oil and natural gas. Mr. Scaff holds a degree in Finance from the University of Colorado.

Frank L. Jennings - Mr. Jennings began his service as our Chief Financial Officer on a part-time basis in June 2007. In March 2011, he joined us on a full-time basis. From 2001 until 2011, Mr. Jennings was an independent consultant providing financial accounting services, primarily to smaller public companies. From 2006 until 2011, he also served as the Chief Financial Officer of Gold Resource Corporation (AMEX:GORO). From 2000 to 2005, he served as the Chief Financial Officer and a director of Global Casinos, Inc., a publicly traded corporation, and from 1994 to 2001 he served as Chief Financial Officer of American Educational Products, Inc. (NASDAQ:AMEP), before it was purchased by Nasco International. After his graduation from Austin College with a degree in economics and from Indiana University with an MBA in finance, he joined the Houston office of Coopers & Lybrand. He also spent four years as the manager of internal audit for The Walt Disney Company.

Rick A. Wilber - Mr. Wilber has been one of our directors since September 2008. Since 1984, Mr. Wilber has been a private investor in, and a consultant to, numerous development stage companies. In 1974, Mr. Wilber was co-founder of Champs Sporting Goods, a retail sporting goods chain, and served as its President from 1974-1984. He has been a Director of Ultimate Software Group Inc. since October 2002 and serves as a member of its audit and compensation committees. Mr. Wilber was a director of Ultimate Software Group between October 1997 and May 2000. He served as a director of Royce Laboratories, Inc., a pharmaceutical concern, from 1990 until it was sold to Watson Pharmaceuticals, Inc. in April 1997 and was a member of its compensation committee.

Raymond E. McElhaney - Mr. McElhaney has been one of our directors since May 2005, and prior to September 2008 was our President and Chief Executive Officer. Mr. McElhaney began his career in the oil and gas industry in 1983 as founder and President of Spartan Petroleum and Exploration, Inc. Mr. McElhaney also served as a chairman and secretary of Wyoming Oil & Minerals, Inc., a publicly traded corporation, from February 2002 until 2005. From 2000 to 2003, he served as vice president and secretary of New Frontier Energy, Inc., a publicly traded corporation. McElhaney is a co-founder of MCM Capital Management Inc., a privately held financial management and consulting company formed in 1990 and has served as its president of that company since inception.

Bill M. Conrad - Mr. Conrad has been one of our directors since May 2005 and prior to September 2008 was our Vice President and Secretary. Mr. Conrad has been involved in several aspects of the oil and gas industry over the past 20 years. From February 2002 until June 2005, Mr. Conrad served as president and a director of Wyoming Oil & Minerals, Inc., and from 2000 until April 2003, he served as vice president and a director of New Frontier Energy, Inc. Since June 2006, Mr. Conrad has served as a director of Gold Resource Corporation, a publicly traded corporation engaged in the mining industry. In 1990, Mr. Conrad co-founded MCM Capital Management Inc. and has served as its vice president since that time.

R.W. "Bud" Noffsinger, III - Mr. Noffsinger was appointed as one of our directors in September 2009. Mr. Noffsinger has been the President/ CEO of RWN3 LLC, a company involved with investment securities, since February 2009. Previously, Mr. Noffsinger was the President (2005 to 2009) and Chief Credit Officer (2008 to 2009) of First Western Trust Bank in Fort Collins, Colorado. Prior to his association with First Western, Mr. Noffsinger was a manager with Centennial Bank of the West (now Guaranty Bank and Trust). Mr. Noffsinger's focus at Centennial was client development and lending in the areas of commercial real estate, agriculture and natural resources. Mr. Noffsinger is a graduate of the University of Wyoming and holds a Bachelor of Science degree in Economics with an emphasis on natural resources and environmental economics.

George Seward - Mr. Seward was appointed as one of the Company's directors on July 8, 2010. Mr. Seward cofounded Prima Energy in 1980 and served as its Secretary until 2004, when Prima was sold to Petro-Canada for $534,000,000. At the time of the sale, Prima had 152 billion cubic feet of proved gas reserves and was producing 55 million cubic foot of gas daily from wells in the D-J Basin in Colorado and the Powder River Basin of Wyoming and Utah. Since March 2006 Mr. Seward has been the President of Pocito Oil and Gas, a limited production company, with operations in northeast Colorado, southwest Nebraska and Barber County, Kansas. Mr. Seward has also operated a diversified farming operation, raising wheat, corn, pinto beans, soybeans and alfalfa hay in southwestern Nebraska and northeast Colorado, since 1982.

     The Company believes Messrs. Holloway, Scaff, McElhaney, Conrad and Seward are qualified to act as directors due to their experience in the oil and gas industry. The Company believes Messrs. Wilber and Noffsinger are qualified to act as directors as result of their experience in financial matters.

     Rick Wilber, Raymond McElhaney, Bill Conrad and R.W. Noffsinger, are considered independent as that term is defined Section 803.A of the NYSE Amex Rules.

     The members of the Company's compensation committee are Rick Wilber, Raymond McElhaney, Bill Conrad, and R.W. Noffsinger. The members of the Company's Audit Committee are Raymond McElhaney, Bill Conrad and R.W. Noffsinger. Mr. Noffsinger acts as the financial expert for the Audit Committee of the Company's board of directors.

     All of the Company's officers devote at least 80% of their time to the Company's business.

     The Company's Board of Directors does not have a "leadership structure", as such, since each director is entitled to introduce resolutions to be considered by the Board and each director is entitled to one vote on any resolution considered by the Board. The Company's Board of Directors does not have a chairman.

     The Company's Board of Directors has the ultimate responsibility to evaluate and respond to risks facing the Company. The Company's Board of Directors fulfills its obligations in this regard by meeting on a regular basis and communicating, when necessary, with the Company's officers.

     The Company has adopted a Code of Ethics which is applicable to all of the Company's officers and employees. The Code of Ethics is available on the Company's website, located at www.syrginfo.com.

     If a violation of this code of ethics act is discovered or suspected, the officer or employee, as the case may be should (anonymously, if desired) send a detailed note, with relevant documents to the Company's Audit Committee, c/o R.W. Noffsinger, at the company's offices, located at 20203 Highway 60, Platteville, Colorado 80651.

     The Company's Board of Directors met four times during the fiscal year ended August 31, 2012. All of the Directors attended these meetings, either in person or by telephone conference call. In addition, the Board of Directors had a number of informal telephonic meetings during the course of the year.

     For purposes of electing directors at its annual meeting the Company does not have a nominating committee or a committee performing similar functions. The Company's Board of Directors does not believe a nominating committee is necessary since the nominees to the Board of Directors are selected by a majority vote of the Company's independent directors.

     The Company does not have any policy regarding the consideration of director candidates recommended by shareholders since a shareholder has never recommended a nominee to the Board of Directors and under Colorado law, any shareholder can nominate a person for election of a director at the annual shareholders' meeting. However, the Company's Board of Directors will consider candidates recommended by shareholders. To submit a candidate for the Board of Directors the shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to the Company's Chief Executive Officer, at the address shown on the cover page of this proxy statement. The Board has not established any specific qualifications or skills a nominee must meet to serve as a director.
Although the Board does not have any process for identifying and evaluating director nominees, the Board does not believe there would be any differences in the manner in which the Board evaluates nominees submitted by shareholders as opposed to nominees submitted by any other person.

     The meeting scheduled to be held on July __, 2013 will be the Company's second annual meeting. The Company does not have a policy with regard to Board member's attendance at annual meetings.

     Holders of the Company's common stock can send written communications to the Company's entire Board of Directors, or to one or more Board members, by addressing the communication to "the Board of Directors" or to one or more directors, specifying the director or directors by name, and sending the communication to the Company's offices in Platteville, Colorado. Communications addressed to the Board of Directors as whole will be delivered to each Board member. Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

     Security holder communications not sent to the Board of Directors as a whole or to specified Board members may not be relayed to Board members.

Executive Compensation

Compensation Discussion and Analysis

     This Compensation Discussion and Analysis (CD&A) outlines the Company's compensation philosophy, objectives and process for its executive officers. This CD&A includes information on how compensation decisions are made, the overall objectives of the Company's compensation program, a description of the various components of compensation that are provided, and additional information pertinent to understanding the Company's executive officer compensation program.

     The Compensation Committee determines the compensation of the Company's officers.

     The Company's compensation philosophy extends to all employees, including executive officers, and is designed to align employee and shareholder interests. The philosophy's objective is to provide fair compensation based upon the employee's position, experience and individual performance.

     The Company's compensation program is structured to be competitive both in its design and in the total compensation offered.

     The Company does not believe that its compensation program encourages any of its employees to take risks that would be likely to have a material adverse effect on the Company. The Company reached this conclusion based on management's opinion that the salaries paid to employees are consistent with the employees' duties and responsibilities.

Review of Executive Officer Compensation

     The Company's current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if the exercise price on options that are granted in a previous year is less than the listed stock price the next year, the Company does not take that into consideration in determining the amount of the options which may be granted in a subsequent year. Similarly, if the options granted in a previous year become more valuable, the Company does not take that into consideration in determining the options which may be awarded for the next year.

Components of Compensation--Executive Officers

     The Company's executive officers are compensated through the following three components:

     o    Base salary

     o    Stock options
     o    Benefits
     o    Specially tailored bonus programs

      A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits. The Company wants to ensure that the compensation programs are appropriately designed to encourage executive officer retention and motivation to create shareholder value. The Compensation Committee believes that the Company's stockholders are best served when the Company can attract and retain talented executives by providing compensation packages that are competitive but fair. Base Salaries

      Base salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other oil and gas exploration and development companies and other publicly traded companies of comparable size.

Long-Term Incentives

      Stock option grants help to align the interests of the Company's officers with those of its shareholders. Options grants are made under the Company's Stock Option Plan.

      The Company believes that grants of stock options:

     o Enhance the link between the creation of shareholder value and long-term executive incentive compensation;

     o    Provide focus, motivation and retention incentive; and

     o    Provide competitive levels of total compensation.

Benefits

      In addition to cash and equity compensation programs, executive officers participate in the health insurance programs available to the Company's other employees.

      All executive officers are eligible to participate in the Company's 401(k) plan on the same basis as all other employees. The Company matches participant's contribution in cash, not to exceed 4% of the participant's total compensation.

Summary Compensation Table

      The following table shows the compensation paid or accrued to the Company's executive officers during each of the three years ended August 31, 2012.


    Name and                                         Stock     Option      All Other
   Principal       Fiscal     Salary      Bonus     Awards     Awards     Compensation
    Position        Year       (1)        (2)        (3)        (4)           (5)          Total
-----------------  -------  ----------  ---------  ---------  ---------   ------------   -----------

Edward Holloway,    2012    $ 300,000    $100,000         -          -         $9,800      $409,800
Principal Executive 2011    $ 300,000    $100,000         -          -         $9,800      $409,800
Officer             2010    $ 175,000           -         -          -              -      $175,000

William E.
  Scaff, Jr.,       2012    $ 300,000    $100,000         -          -         $9,800      $409,800
Executive Vice      2011    $ 300,000    $100,000         -          -         $9,800      $409,800
President,          2010    $ 175,000          -          -          -              -      $175,000
Secretary and
 Treasurer

Frank L. Jennings,  2012    $ 180,000          -          -          -         $5,400      $185,400
Principal           2011    $  87,391          -   $220,000   $404,352              -      $711,743
Financial and       2010    $ 106,225          -          -          -              -      $106,225
Accounting
Officer



(1)  The dollar value of base salary (cash and non-cash) earned.

(2)  The dollar value of bonus (cash and non-cash) earned.

(3) The fair value of stock issued for services computed in accordance with ASC 718 on the date of grant.

(4) The fair value of options granted computed in accordance with ASC 718 on the date of grant.

(5) All other compensation received that the Company could not properly report in any other column of the table.

    The compensation to be paid to Mr. Holloway, Mr. Scaff and Mr. Jennings is based upon their employment agreements, which are described below. All material elements of the compensation paid to these officers is discussed below.

    On June 1, 2010, the Company entered into employment agreements with Mr. Holloway and Mr. Scaff. The employment agreements, which expired on May 31, 2013, provide that the Company will pay Mr. Holloway and Mr. Scaff each a monthly salary of $25,000 and require both Mr. Holloway and Mr. Scaff to devote approximately 80% of their time to the Company's business. In addition, for every 50 net vertical wells that begin producing oil and/or gas after June 1, 2010, whether as the result of the Company's successful drilling efforts or acquisitions, the Company would issue to each of Mr. Holloway and Mr. Scaff, a cash payment of $100,000 or shares of common stock in an amount equal to $100,000 divided by the average closing price of the Company's common stock for the 20 trading days prior to the date the 50th well begins producing.

     On June 6, 2013 the Company entered into new employment agreements with Ed Holloway, Synergy's President and Chief Executive Officer, and William E. Scaff, Jr., Synergy's Executive Vice President and Secretary/Treasurer. The employment agreements, which are effective June 1, 2013 and expire on May 31, 2016, provide that the Company will pay Mr. Holloway and Mr. Scaff each an annual salary of $420,000 and require Mr. Holloway and Mr. Scaff to devote approximately 80% of their time to the Company. In addition, for every 50 wells that begin producing oil and/or gas after June 1, 2013, whether as the result of the Company's successful drilling efforts or acquisitions, the Company will pay each of Mr. Holloway and Mr. Scaff $100,000, up to a maximum $300,000 during any 12 month period, provided that:

     o each horizontal well that meets the criteria above will count toward seven wells (as adjusted to reflect the Company's net working interest in each horizontal well), and

     o the unpaid balance pertaining to any wells included in the previous "50 well bonus program" that first began producing commercial quantities of oil and/or gas as a result of the successful drilling efforts, or as the result of a completed acquisition by the Company, during the three year period ended May 31, 2013, will be counted toward the 50 net well limit applicable for the period beginning June 1, 2013.

      The employment agreements will terminate upon the death of Mr. Holloway or Mr. Scaff, their disability or for cause, as the cause may be. If the employment agreement is terminated for any of these reasons, the employee or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

      The employment agreements with Mr. Holloway and Mr. Scaff will also will terminate if a Change of Control has occurred. In the event of a Change in Control, Mr. Holloway and Mr. Scaff can resign as an employee of Synergy and Synergy will pay Mr. Holloway and Mr. Scaff the greater of twelve months of salary or the amount due under their employment agreements. Whether or not Mr. Holloway of Mr. Scaff resigns as a result of a Change in Control event, all options or bonus shares of Synergy held by Mr. Holloway and Mr. Scaff will become fully vested.

      The new employment agreements with Mr. Holloway and Mr. Scaff were approved by Synergy's Compensation Committee and Board of Directors.

      On June 23, 2011 the Company's directors approved an employment agreement with Frank L. Jennings, the Company's Principal Financial and Accounting Officer. The employment agreement provides that the Company will pay Mr. Jennings a monthly salary of $15,000 and issue to Mr. Jennings:

     o    50,000 shares of restricted common stock; and

     o options to purchase 150,000 shares of common stock. The options are exercisable at a price of $4.40 per share, vest over three years in 50,000 share increments beginning March 6, 2012, and expire on March 7, 2021.

     The employment agreement expires on March 7, 2014 and requires Mr. Jennings to devote all of his time to the Company's business.

      If Mr. Jennings resigns within 90 days of a relocation (or demand for relocation) of his place of employment to a location more than 35 miles from his then current place of employment, the employment agreement will be terminated and Mr. Jennings will be paid the salary provided by the employment agreement through the date of termination and the unvested portion of any stock options held by Mr. Jennings will vest immediately.

      In the event there is a change in the control, the employment agreement with Mr. Jennings allows him to resign from his position and receive a lump-sum payment equal to 12 months' salary. In addition, the unvested portion of any stock options held by Mr. Jennings will vest immediately.

    For purposes of the employment agreements mentioned above, "cause" is defined as:

     (i) the conviction of the employee of any crime or offense involving fraud or moral turpitude which significantly harms Synergy;

     (ii) the refusal of the employee to follow the lawful directions of Synergy's Board of Directors;

    (iii) the employee's negligence which shows a reckless or willful disregard for the reasonable business practices and significantly harms Synergy; or

    (iv)  a breach of the employment agreement by the employee.

      For purposes of the employment agreements, "Change of Control" is defined as:

     (i) a merger, consolidation or reorganization resulting in Synergy's shareholders controlling less than 50% of the successor corporation;

     (ii) the sale of substantially all of Synergy's assets;

    (iii) the acquisition of more than 50% of Synergy by a tender offer not approved by the Board of Directors; and

     (iv) a substantial change in the Board of Directors over a 36 month period.

Stock Option and Bonus Plans

      The Company has a Non-Qualified Stock Option Plan, a Incentive Stock Option Plan, and a 2011 Stock Bonus Plan. A summary description of each plan follows.

     Non-Qualified Stock Option Plan. The Company's Non-Qualified Stock Option Plan authorizes the issuance of shares of the Company's common stock to persons that exercise options granted pursuant to the Plan. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with promoting the Company's stock or the sale of securities in a capital-raising transaction. The option exercise price is determined by the Company's directors.

    At the Annual Meeting to be held on July __, 2013, the shareholders of the Company are being requested to approve an amendment to the Non-Qualified Plan such that a total of 5,000,000 shares would be available for issuance upon the exercise of options granted pursuant to the plan.

      Incentive Stock Option Plan. The Company's Incentive Stock Option Plan authorizes the issuance of shares of the Company's common stock to persons that exercise options granted pursuant to the Plan. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with promoting the Company's stock or the sale of securities in a capital-raising transaction. The option exercise price is determined by the Company's directors.

      Stock Bonus Plan. The Company's Stock Bonus Plan allows for the issuance of shares of common stock to the Company's employees, directors, officers, consultants and advisors. However, bona fide services must be rendered by the consultants or advisors and such services must not be in connection with promoting the Company's stock or the sale of securities in a capital-raising transaction.

      Summary. The following is a summary of options granted or shares issued pursuant to the Plans as of June 14, 2013. These plans have been approved by the Company's shareholders. Each option represents the right to purchase one share of the Company's common stock.

                                  Total
                                  Shares      Reserved for     Shares        Remaining
                                 Reserved     Outstanding     Issued as   Options/Shares
Name of Plan                    Under Plans     Options      Stock Bonus    Under Plans
------------                    -----------   -----------    -----------  ---------------

Non-Qualified Stock Option Plan  2,000,000    1,805,000            --          195,000
Incentive Stock Option Plan      2,000,000           --            --        2,000,000
Stock Bonus Plan                 2,000,000           --       165,500        1,834,500


Other Options

      The Company has issued options to the persons shown below. The options were not granted pursuant to any of the Company's stock option plans. As of June 14, 2013, none of these options have been exercised.

                                      Shares Issuable
                            Grant      Upon  Exercise   Expiration
Name                        Date        of Options         Price      Date (3)
----                       -------    ---------------   -----------  ----------

Edward Holloway (1)        9-10-08       1,000,000        $  1.00      6-1-16
William E. Scaff, Jr.(2)   9-10-08       1,000,000        $  1.00      6-1-16

(1) Options are held of record by a limited liability company controlled by Mr. Holloway.

(2) Options are held of record by a limited liability company controlled by Mr. Scaff.

(3) At the Annual Meeting to be held on July __, 2013, the shareholders of the Company are being requested to ratify an amendment to these options such that the expiration date of the options would be extended to June 1, 2016.

      The following table shows information concerning the Company's outstanding options as of June 14, 2013.

                          Shares underlying unexercised
                                 Option which are:
                          -----------------------------
 Exercise                  Expiration
Name                      Exercisable   Unexercisable      Price       Date
----                      -----------   -------------      -----       ----

Ed Holloway               1,000,000              --        $1.00      6-1-16
William E. Scaff, Jr.     1,000,000              --        $1.00      6-1-16
Frank L. Jennings           100,000          50,000        $4.40      3-7-21
Employees                   329,500 (1)   1,325,500 (1)      (1)         (1)

(1) Options were issued to several employees pursuant to the Company's Non-Qualified Stock Option Plan. The exercise price of the options varies between $2.45 and $6.82 per share. The options expire at various dates between December 2018 and April 2023.

      The following table shows the weighted average exercise price of the outstanding options granted pursuant to the Company's Non-Qualified Stock Option Plan or otherwise as of August 31, 2012.

                                  1              2                  3
                                                            Number of Securities
                            Number                          Remaining Available
                         of Securities                      For Future Issuance
                         to be Issued   Weighted-Average        Under Equity
                        Upon Exercise   Exercise Price of    Compensation Plans,
                       of Outstanding    of Outstanding     Excluding Securities
Plan category              Options          Options        Reflected in Column 1
-------------------------------------------------------------------------------

Non-Qualified
  Stock Option Plan         915,000           $5.09               3,085,000
Other Options             4,000,000           $5.50                      --

Compensation of Directors During Year Ended August 31, 2012

                        Fees Earned or       Stock       Option
                         Paid in Cash     Awards (1)    Awards (2)      Total
                        --------------    ----------    ----------     -------

Rick Wilber               $  22,000           --            --       $ 22,000
Raymond McElhaney            32,000           --            --         32,000
Bill Conrad                  30,500           --            --         30,500
R.W. Noffsinger              27,500           --            --         27,500
George Seward                22,500           --            --         22,500
                          ---------       ------        ------       --------
                          $ 134,500           --            --       $134,500
                          =========       ======        ======       ========

(1) The fair value of stock issued for services computed on the date of the grant in accordance with generally accepted accounting principles.

(2) The fair value of options granted computed in accordance with generally accepted accounting principles.

Compensation Committee

      During the year ending August 31, 2012 the Company had a Compensation Committee which was comprised of Rick Wilber, Raymond McElhaney, Bill Conrad and R.W. Noffsinger. During the year ended August 31, 2012 the Compensation Committee met on two occasions. All members of the Compensation Committee attended these meetings.

      During the year ended August 31, 2012, no director of the Company was also an executive officer of another entity, which had an executive officer of the Company serving as a director of such entity or as a member of the compensation committee of such entity.

      The Company's Board of Directors has adopted a written charter for the compensation committee, a copy of which can be found on the Company's website at:

                                www.syrginfo.com

      The following is the report of the Compensation Committee:

      The key components of the Company's executive compensation program include annual base salaries and long-term incentive compensation consisting of stock options. It is the Company's policy to target compensation (i.e., base salary, stock option grants and other benefits) at approximately the median of comparable companies in the oil and gas exploration and development industry. Accordingly, data on compensation practices followed by other companies in the oil and gas exploration and development industry is considered.

      The Company's long-term incentive program consists exclusively of periodic grants of stock options with an exercise price equal to the fair market value of the Company's common stock on the date of grant. Decisions made regarding the timing and size of option grants take into account the performance of both the Company and the employee, "competitive market" practices, and the size of the option grants made in prior years. The weighting of these factors varies and is subjective.

      During the year ending August 31, 2012, the compensation paid to the Company's executive officers was based on their employment contracts.

      The foregoing report has been approved by the members of the Compensation
Committee:

                                   Rick Wilber
                                Raymond McElhaney
                                   Bill Conrad
                                 R.W. Noffsinger

Audit Committee

      During the year ended August 31, 2012 the Company had an Audit Committee comprised of Raymond McElhaney, Bill Conrad and R.W. Noffsinger. All members of the Audit Committee are independent as independence is defined by Section 803 of the NYSE Amex's Listing Standards. R.W. Noffsinger serves as the audit committee's financial expert. The purpose of the Audit Committee is to review and approve the selection of the Company's independent registered public accounting firm and review the Company's financial statements with the Company's independent registered public accounting firm.

      During the fiscal year ended August 31, 2012, the Audit Committee met on six occasions. All members of the Audit Committee attended these meetings.

      The following is the report of the Audit Committee:

     (1) The Audit Committee reviewed and discussed the Company's audited financial statements for the year ended August 31, 2012 with the Company's management.

     (2) The Audit Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards (SAS) No. 114 "The Auditor's Communication With Those Charged With Governance".

     (3) The Audit Committee has received the written disclosures and the letter from the Company's independent registered public accounting firm required by PCAOB (Public Company Accounting Oversight Board) standards, and had discussed with the Company's independent registered public accounting firm the independent registered public accounting firm's independence; and

     (4) Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended August 31, 2012 for filing with the Securities and Exchange Commission.

     (5) During the year ended August 31, 2012 the Company paid EKS&H LLLP (formerly known as Erhardt, Keefe, Steiner & Hottman P.C.), the Company's independent registered public accounting firm, fees for professional services rendered for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's form 10-Q reports for the fiscal year and all regulatory filings. The Audit Committee is of the opinion that these fees are consistent with maintaining its independence from the Company.

      The foregoing report has been approved by the members of the Audit
Committee:


                                Raymond McElhaney
                                  Bill Conrand
                                 R.W. Noffsinger

      The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be found on the Company's website at www.syrginfo.com.

Certain Relationships and Related Transactions

      Any transaction between us and related parties must be approved by a majority of our disinterested directors.

      Two of our officers, Ed Holloway and William Scaff, Jr., control three entities with which we have entered into agreements. These entities are Petroleum Management, LLC ("PM"), Petroleum Exploration and Management, LLC ("PEM"), and HS Land and Cattle, LLC ("HSLC").

      We acquired all of the working oil and gas assets owned by PEM in a transaction that closed on May 24, 2011. In total, we acquired interests in 88 gross (40 net) oil and gas wells in the Wattenberg Field, and interests in oil and gas leases covering approximately 6,968 gross acres in the Wattenberg Field and the Eastern D-J Basin. These oil and gas interests were acquired from Petroleum Exploration and Management, LLC ("PEM"), a company owned by Ed Holloway and William E. Scaff, Jr., two of our officers, for approximately $19.0 million. The transaction was approved by the disinterested directors and by a vote of the shareholders, with Mr. Holloway and Mr. Scaff not voting. The purchase was funded with a combination of cash, restricted shares and a note payable. In November 2011, the Company utilized proceeds from the bank credit facility to repay the entire principal balance on the related party notes of $5.2 million and accrued interest summing to approximately $142,000.

      In October 2010, and following the approval of our directors, we acquired oil and gas properties from PM and PEM, for approximately $1.0 million. The oil and gas properties we acquired are located in the Wattenberg Field and consisted of:

     o    six producing oil and gas wells.

     o    two shut in oil wells.

     o    fifteen drill sites, net 6.25 wells, and

     o    miscellaneous equipment.

      We have a 100% working interest (80% net revenue interest) in the six producing wells and the two shut in wells.

      In 2009, PM and PEM acquired the same oil and gas properties sold to us from an unrelated third party for $920,000. The difference in the price we paid for the properties and the price PM and PEM paid for the properties represents interest on the amount paid by PM and PEM for the properties, closing costs and equipment improvements.

      We had a letter agreement with PM and PEM which provided us with the option to acquire working interests in oil and gas leases owned by these firms and covering lands on the D-J basin. The oil and gas leases covered 640 acres in Weld County, Colorado and, subject to certain conditions, would be transferred to us for payment of $1,000 per net mineral acre. The working interests in the leases we could acquire varied, but the net revenue interest in the leases, could not be less than 75%. Under this letter agreement, through February 2010 we acquired leases covering 640 gross (360 net) acres from PM and PEM for $360,000.

      Since closing the transaction with PEM on May 24, 2011, PEM has not engaged in oil and gas exploration and development activities.

      Pursuant to the terms of an Administrative Services Agreement, through June 30, 2010, PM provided us with office space and equipment storage in Platteville, Colorado, as well as secretarial, word processing, telephone, fax, email and related services for a fee of $20,000 per month. Following the termination of the Administrative Services Agreement, and since July 1, 2010, we have leased the office space and equipment storage yard from HSLC at a rate of $10,000 per month.

      During the year ended August 31, 2011, the Company acquired oil and gas leases from George Seward, a member of the Company's board of directors. In total, the Company purchased lease interests covering 22,066 gross (19,717 net) undeveloped acres, located in eastern Colorado and western Nebraska, in exchange for 353,817 shares of the Company's common stock. Based on the market price of the Company's common stock on the transaction dates, these acquisitions were valued at $788,676.

      During the year ended August 31, 2012, the Company purchased oil and gas leases from Mr. Seward covering 61,397gross (51,127 net) undeveloped acres, located in eastern Colorado and western Nebraska, in exchange for 188,137 shares of the Company's common stock. Based on the market price of the Company's common stock on the transaction dates, these acquisitions were valued at $595,785.

AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION SUCH THAT THE COMPANY WOULD BE AUTHORIZED TO ISSUE 200,000,000 SHARES OF COMMON STOCK

      The Company is presently authorized to issue 100,000,000 shares of common stock. As of May 31, 2013, the Company had 55,699,488 outstanding shares of common stock. Approximately 13,141,000 additional shares could be issued upon the exercise of outstanding options and warrants.

      The Company believes is it is in the Company's best interest to increase its authorized capital to 200,000,000 shares of common stock to:

     o allow the Company to raise additional capital through the sale of common stock or securities convertible into common stock, and

     o allow the Company to acquire oil and gas properties using shares of its common stock as full, or partial, consideration for the purchase price.

      The amendment to the Articles of Incorporation, if adopted by the shareholders, would read as follows:

                          Article V. Capital Structure.

      Section 1. Authorized Capital. The total number of shares of all classes which the Corporation shall have authority to issue is 210,000,000 of which 10,000,000 shall be preferred shares, par value $.01 per share, and 200,000,000 shall be common shares, par value of $.001 per share, and the designations, preferences, limitations and relative rights of the shares of each class are as set forth below.

      As of the date of this proxy statement, the Company did not have any definitive agreements, arrangements, plan, intentions or commitments, written or oral, with any person to sell or issue any additional shares of its common stock, whether for cash or otherwise, except for the Company's obligation to issue common stock upon the exercise of outstanding options and warrants.

                       QUORUM FOR MEETINGS OF SHAREHOLDERS

      The Company is a Colorado corporation. Section 7-107-206 of the Colorado Business Corporation Act provides that, unless otherwise provided in the Articles of Incorporation, a quorum at any meeting of a corporation's shareholders is the presence at the meeting, in person or by proxy, of shareholders owning a majority of the shares entitled to vote at the meeting.

      A corporation's Articles of Incorporation may provide for less than a majority provided that a quorum cannot consist of less than one-third of the shares entitled to vote.

      At present, the Company's Articles of Incorporation do not have any provision relating to a quorum at a shareholders' meeting. As a result, a quorum requires the presence of a majority of the Company's outstanding shares. During the past five years, the outstanding shares of the Company's common stock have increased from 9,943,571 shares at August 31, 2008, to 55,699,488 shares at May 31, 2013. In addition, the number of the Company's shareholders, including shareholders who own shares in "street name" has also increased significantly.

      To prevent any difficulty at future shareholders' meetings in obtaining a quorum, the Company's board of directors recommends that the Company's Articles of Incorporation be amended to provide for the following:

      THE PRESENCE OF ONE-THIRD OF THE VOTES ENTITLED TO BE CAST ON ANY MATTER BY A VOTING GROUP CONSTITUTES A QUORUM OF THAT VOTING GROUP FOR ACTION ON THE MATTER.

                                  AMENDMENT TO
                         NON-QUALIFIED STOCK OPTION PLAN

      Shareholders are being requested to vote to approve an amendment to the Company's Non-Qualified Stock Option Plan. The Company's employees, directors and officers, and consultants or advisors to the Company are eligible to be granted options pursuant to the Non-Qualified Plan as may be determined by the Company's Board of Directors, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      The Non-Qualified Plan is administered by the Company's Compensation Committee ("the Committee"), each member of which is a director of the Company. The members of the Committee were selected by the Company's Board of Directors and serve for a one-year tenure and until their successors are elected. A member of the Committee may be removed at any time by action of the Board of Directors. Any vacancies which may occur on the Committee will be filled by the Board of Directors. The Committee is vested with the authority to interpret the provisions of the Plan and supervise the administration of the Plan. In addition, the Committee is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plan will vest or otherwise be subject to forfeiture and cancellation.

     In the discretion of the Committee, any option granted pursuant to the Plan may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Committee may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any options granted pursuant to the Non-Qualified Stock Option Plan will be forfeited if any "vesting" schedule established by the Committee administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company. At the discretion of the Committee payment for the shares of common stock underlying options may be paid through the delivery of shares of the Company's common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Committee.

      Options are generally non-transferable except upon death of the option holder.

      The Company's Board of Directors may at any time, and from time to time, amend, terminate, or suspend the Plan in any manner it deems appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted.

      The Non-Qualified Plan was adopted by the Company's shareholders on May 23, 2011 and presently authorizes the issuance of up to 2,000,000 shares of the Company's common stock to persons that exercise options granted pursuant to the Plan.

      As of May 31, 2013, the Company had granted options to purchase 1,805,000 shares of common stock under the Non-Qualified Plan. Shareholders are requested to approve an amendment which would authorize the issuance of up to 5,000,000 shares of common stock pursuant to the Plan.

                      EXTENDING EXPIRATION DATE OF OPTIONS

      In 2008 a corporation, which was acquired by the Company in 2008, issued options to the persons and on the terms shown below:

                              Shares Issuable
                               Upon Exercise       Exercise        Expiration
      Option Holder               of Option          Price            Date
      -------------           ----------------     --------        ----------

      Each of Nine, LLC            1,000,000         $1.00           6-11-13
      My Way LLC                   1,000,000         $1.00           6-11-13

      Each of Nine, LLC is controlled by Ed Holloway one of our officers and directors.

     My Way, LLC is controlled by William E. Scaff, Jr., one of our officers and directors.

      When the corporation which issued the options was acquired by the Company in 2008, the Company assumed the options previously granted to Each of Nine, LLC and My Way, LLC. Since these options were set to expire on June 11, 2013, the Company's board of directors and compensation committee agreed, subject to shareholder approval, to extend the expiration date of the options to June 1, 2016.

                            ISSUANCE OF COMMON STOCK
                                TO GEORGE SEWARD

      George Seward, one of the Company's directors, has in the past assisted the Company with the acquisition of oil and gas leases, primarily in eastern

Colorado and western Nebraska. In consideration for his assistance in this regard, the Company has issued restricted shares of its common stock to Mr. Seward. The number of shares issued to Mr. Seward was based upon the following formula:


  L  x $7.00     =  Shares to be issued
--------------
       ACP

Where:

   L   =  Net acres in the lease acquired by the Company. Net acres is determined by multiplying the gross acres covered by the lease by the Company's working interest in the lease.

  ACP = The average closing price of the Company's common stock for the twenty trading days prior to the date the lease was signed.

     The Company may in the future issue additional shares of its restricted common stock to Mr. Seward, in accordance with the above formula, for his assistance in acquiring oil and gas leases. As a result, the Company's shareholders are requested to approve the issuance of no more than 75,000 shares of restricted common stock to Mr. Seward during the twelve-month period ending July 31, 2014.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Board of Directors has selected EKS&H LLLP (formerly known as Ehrhardt, Keefe, Steiner & Hottman, P.C.), an independent registered public accounting firm, to audit the books and records of the Company for the fiscal year ending August 31, 2013. EKS&H LLLP served as the Company's independent registered public accounting firm for the fiscal years ended August 31, 2012 and 2011. A representative of EKS&H LLLP is expected to be present at the shareholders' meeting.

      The following table shows the aggregate fees billed to the Company during the years ended August 31, 2012 and 2011 by EKS&H LLLP (formerly known as Ehrhardt, Keefe, Steiner & Hottman, P.C.):

                                                  Year  Ended August 31,
                                                2012                2011
                                                ----                ----

Audit Fees                                   $210,000            $119,514
Audit-Related Fees                           $  6,671            $ 35,993
Tax Fees                                     $ 40,670            $ 43,157
All Other Fees                                      -                   -

     Audit fees represent amounts billed for professional services rendered for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's Form 10-Q reports for the fiscal year and all regulatory filings. Audit-related fees represent amounts billed for reviewing amendments to the Company's Form 10-K and 10-Q reports. Before EKS&H LLLP was engaged by the Company to render audit or non-audit services, the engagement was approved by the Company's audit committee. The Company's Board of Directors is of the opinion that the audit fees charged by EKS&H LLLP are consistent with EKS&H LLLP maintaining its independence from the Company.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

      The Company's Annual Report on Form 10-K for the year ending August 31, 2012 will be sent to any shareholder of the Company upon request. Requests for a copy of this report should be addressed to the Secretary of the Company at the address provided on the first page of this proxy statement.

                              SHAREHOLDER PROPOSALS

      Any shareholder proposal which may properly be included in the proxy solicitation material for the annual meeting of shareholders following the Company's year ending August 31, 2013 must be received by the Secretary of the Company no later than November 1, 2013.

                                     GENERAL

      The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement, and all other costs in connection with solicitation of proxies will be paid by the Company including any additional solicitation made by letter, telephone or telegraph. Failure of a quorum to be present at the meeting will necessitate adjournment and will subject the Company to additional expense. The Company's annual report, including financial statements for the 2012 fiscal year, is included in this mailing.

      The Company's Board of Directors does not intend to present and does not have reason to believe that others will present any other items of business at the annual meeting. However, if other matters are properly presented to the meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.


          Please complete, sign and return the attached proxy promptly.

                                      PROXY
                          SYNERGY RESOURCES CORPORATION
           This Proxy is solicited by the Company's Board of Directors

 The undersigned shareholder of Synergy Resources Corporation acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held July __, 2013, at 10:00am. Mountain Daylight Time, at The Embassy Suites, 4705 Clydesdale Parkway, Loveland, Colorado 80538 and hereby appoints Edward Holloway with the power of substitution, as Attorney and Proxy to vote all the shares of the undersigned at said annual meeting of shareholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorney and Proxy may do or cause to be done by virtue hereof. The above named Attorney and Proxy is instructed to vote all of the undersigned's shares as follows:

     (1)  To  elect  the  persons  who  shall   constitute   Synergy   Resources
Corporation's Board of Directors for the ensuing year;

     [ ] FOR all nominees listed below (except as marked to the contrary below)

     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

Nominees:   Edward Holloway        William E. Scaff, Jr.   Rick A. Wilber
            Raymond E. McElhaney   Bill M. Conrad          George Seward
            R.W. Noffsinger III

     (2) To approve an amendment to the Company's Articles of Incorporation such that the number of shares the Company is authorized to issue would be increased from 100,000,000 shares of common stock to 200,000,000 shares of common stock;

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

     (3) To approve an amendment to the Company's Articles of Incorporation to provide that the presence of one-third of the votes to be cast on any matter by a voting group constitutes a quorum of that voting group for action on the matter;

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

     (4) To approve an amendment to the Company's Non-Qualified Stock Option Plan such that the shares of common stock that may be issued upon the exercise of options granted pursuant to the Plan will be increased from 2,000,000 shares to 5,000,000 shares;

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

     (5) To ratify the amended terms of options held by two limited liability companies controlled by two of the Company's officers and directors such that the expiration date of the previously issued options would be extended to June 1, 2016;

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

     (6) To approve the issuance of shares of our common stock to George Seward for his assistance in helping the Company acquire oil and gas leases;

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

     (7) To ratify the appointment of EKS&H LLLP as the Company's independent registered public accounting firm for the fiscal year ending August 31, 2013;

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

    To transact such other business as may properly come before the meeting.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF ITEMS 2 THROUGH 7.

                                           Dated this ____ day of ____, 2013


                                           ___________________________________
                                           (Signature)



                                           ___________________________________
                                           Print Name

Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.

Send your proxy by regular mail, email, or fax to:

                          SYNERGY RESOURCES CORPORATION
                                20203 Highway 60
                   placeCityPlatteville, addressCO Street80651
                              Phone: (970) 737-1073
                               Fax: (970) 737-1045
                            Email: proxy@syrginfo.com

                          SYNERGY RESOURCES CORPORATION
               NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS


     Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to Be Held on July __, 2013.

     1.   This notice is not a form for voting.

     2. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

     3. The Proxy Statement, Notice of Annual Meeting, Annual Report to Shareholders is available at www.proxyvote.com.

     4. If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before July 8, 2013 to facilitate timely delivery.

      The 2013 annual meeting of the Company's shareholders will be held at the Embassy Suites, 4705 Clydesdale Parkway, Loveland, CO 80538 on July __, 2013, at 10:00 am. Mountain Daylight Time, for the following purposes:

     (1) To elect the directors who shall constitute the Company's Board of Directors for the ensuing year;

     (2) To approve an amendment to the Company's Articles of Incorporation such that the number of shares the Company is authorized to issue would be increased from 100,000,000 shares of common stock to 200,000,000 shares of common stock;

     (3) To approve an amendment to the Company's Articles of Incorporation to provide that the presence of one-third of the votes to be cast on any matter by a voting group constitutes a quorum of that voting group for action on the matter;

     (4) To approve an amendment to the Company's Non-Qualified Stock Option Plan such that the shares of common stock that may be issued upon the exercise of options granted pursuant to the Plan will be increased from 2,000,000 shares to 5,000,000 shares;

     (5) To ratify the amended terms of options held by two limited liability companies controlled by two of the Company's officers and directors such that the expiration date of the previously issued options would be extended to June 1, 2016;

     (6) To approve the issuance of shares of our common stock to George Seward for his assistance in helping the Company acquire oil and gas leases;

     (7) to ratify the appointment of Ehrhardt, Keefe, Steiner & Hottman, P.C. as the Company's independent registered public accounting firm for the fiscal year ending August 31, 2013;

     to transact such other business as may properly come before the meeting.

     The Board of Directors recommends that shareholders vote FOR all nominees to the board of directors and proposals (2) through (7).

     May 22, 2013 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting. Shareholders may cast one vote for each share held.

    Shareholders may access the following documents at www.proxyvote.com:

        o     Notice of the 2013 Annual Meeting of Shareholders
        o     Company's 2013 Proxy Statement;
        o     Company's Annual Report for the year ended August 31, 2012; and
        o     Proxy Card

      Shareholders may request a paper copy of the Proxy Materials and Proxy Card by calling (970) 737-1073, by emailing the Company at proxy@syrginfo.com, or by visiting www.proxyvote.com and indicating if you want a paper copy of the proxy materials and proxy card:

        o     for this meeting only, or
        o     for this meeting and all other meetings.


    If you have a stock certificate registered in your name, or if you have a proxy from a shareholder of record on May 22, 2013, you can, if desired, attend the Annual Meeting and vote in person. Shareholders can obtain directions to the 2013 annual shareholders' meeting by contacting the Company by telephone at
(970) 737-1073 or by email to proxy@syrginfo.com.

    Please visit http://materials.proxyvote.com/87164P to print and fill out the Proxy Card. Complete and sign the proxy card and mail the Proxy Card by regular mail, email, or fax to:

                          Synergy Resources Corporation
                                20203 Highway 60
                             Platteville, CO. 80651
                              Phone: (970)737-1073
                               Fax: (970)737-1045
                            Email: proxy@syrginfo.com